Exhibit 10.58

AMENDMENT TO SEVERANCE AND CONSULTING AGREEMENT

This AMENDMENT TO SEVERANCE AND CONSULTING AGREEMENT (the “Amendment”) is made effective as of the 31st day of May, 2003 by and between Charles & Colvard, Ltd. (the “Company”) and Jeff N. Hunter (the “Consultant”).

RECITALS:

The Company and the Consultant entered into a Severance and Consulting Agreement effective as of the 15th day of May, 2000 (the “Agreement”) which shall terminate pursuant to its terms as of the close of business on May 31, 2003. The Company desires to continue retain the services of the Consultant and the Consultant desires to continue to provide services pursuant to the terms of such Agreement to the Company.

In consideration for the mutual agreements set forth herein and other valuable consideration, the receipt of which the parties hereto acknowledge, the parties agrees as follows:

1. Extension of Term. The Term of the Agreement shall be extended from the close of business May 31, 2003 through and including the close of business on December 31, 2004 (which for all purposes shall be referenced as the “Term”). Prior to the termination of the Term, the parties agree to negotiate for an additional extension of the Agreement. In all other respects the Company and the Consultant reaffirm the existence and validity of the Agreement, subject to this Amendment.

2. Cancellation of Certain Options: The Consultant hereby surrenders, cancels and terminates the option to purchase 70,000 shares at $15.00 per share which was granted pursuant to the Option Agreement between the Company and the Consultant dated November 19, 1997, and all rights related to such grant. The Consultant represents and warrants that he has full power and authority to surrender for cancellation said grant of options and that said options are free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof.

3. Continuation of Non-Disclosure and Non-Competition Agreement. The Company and the Consultant reaffirm the existence and validity of the Non-Disclosure and Non-Competition Agreement dated as of June 22, 2000 entered into pursuant to the Agreement and the continuing agreement of the parties to be bound thereto pursuant to its terms.

IN WITNESS WHEREOF, the parties hereto acknowledge their agreement to be bound by the terms of this Amendment as of the date and year first above written.

COMPANY:

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas
Robert S. Thomas, President

CONSULTANT:

/s/ Jeff N. Hunter
Jeff N. Hunter

SEVERANCE AND CONSULTING AGREEMENT

THIS SEVERANCE AND CONSULTING AGREEMENT (the “Agreement”), made effective as of the 15th day of May, 2000, by and between Charles & Colvard, Ltd. (the “Company”), and Jeff N. Hunter (the “Consultant”).

RECITALS:

The Company is engaged in the business of designing, developing, manufacturing and selling lab-created moissanite jewels (the “Business”). The Consultant served as Chairman and Chief Executive Officer for the Company pursuant to an Employment Agreement dated June 1, 1997, as amended (the “Employment Agreement”). Consultant has resigned from such position effective May 15, 2000. The Company and the Consultant desire to settle certain outstanding issues between the parties related to the resignation of his employment. Additionally, the Company wishes the Consultant to assist the Company by providing consulting services for the Business related to the Consultant’s extensive knowledge of the history and development of moissanite and the development of Charles & Colvard created moissanite jewels and to manufacturing, marketing and sales for moissanite jewels, and the Consultant desires to provide such services to the Company on the terms and for the compensation set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	SEVERANCE. The Company will provide Consultant with the following severance compensation and benefits:

a.	Salary. The Company agrees to pay Consultant’s current salary through May 31, 2001. Payments will be made on the Company’s regular payday and will be subject to normal withholding for taxes.

b.	Health Benefits. The Company will continue to provide health insurance coverage to Consultant and his family until May 31, 2001 on the same terms as were in effect prior to Consultant’s resignation from employment with the Company or the same terms as may come into effect for other employees of Company in the event that Company changes or modifies its plan. Consultant’s COBRA rights to continuation of health insurance coverage shall commence effective June 1, 2001.

c.	Immediate Vesting of Existing Options. The Consultant has been previously granted options to purchase an aggregate of 259,240 shares of the Company’s Common Stock pursuant to the 1996 Stock Option Plan of C3, Inc. and the 1997 Omnibus Stock Plan of C3, Inc. Of such options, the Company acknowledges that 229,240 have fully vested prior to the date of this Agreement and the remaining 30,000 have future vesting dates and shall continue to be governed by the terms of the applicable stock option agreement and plan.

d.	Computer Equipment. Consultant will be entitled to ownership of the computer equipment assigned to him by the Company as of May 14, 2000.

e.	Administrative Support. The Company agrees to provide Consultant with reasonable administrative support services for 90 days following the execution of this Agreement.

2.	NONDISPARAGEMENT. The Company and Consultant agree not to disparage or comment negatively about each other and further agree not to make any statements that would reflect unfavorably or negatively on each other.

3.	CONSULTING ENGAGEMENT. The Company hereby engages the Consultant as a nonexclusive consultant to perform the Services (as defined below) subject to the terms and conditions of this Agreement, and the Consultant hereby accepts such engagement for and in consideration of the compensation hereinafter provided in paragraph 9 and agrees to use his best efforts performing the Services. The Consultant shall perform his obligations hereunder in compliance with the terms of this Agreement and any and all applicable laws and regulations. The Consultant acknowledges that this is a nonexclusive engagement by the Company and that the Company retains the right to appoint additional consultants as the Company, as in its sole and unrestricted judgment it may from time to time determine to be in the best interests of the Company, without liability or obligation to the Consultant.

4.	SERVICES.

a.	The Consultant agrees that, at the request of the Company, the Consultant shall (i) provide consulting services related to the development of manufacturing processes, marketing and sales related to the Consultant’s extensive knowledge of the history and development of moissanite and the development of Charles & Colvard created moissanite jewels and moissanite gemstones for the Company and (ii) perform other duties related thereto as the Company may determine from time to time (the “Services”). The Consultant warrants to the Company that the Services will be performed in a professional, timely and workmanlike manner.

b.	The Consultant shall execute a Nondisclosure and Noncompetition Agreement in substantially the form attached hereto as Exhibit A concurrent with the execution of this Agreement (the “Nondisclosure and Noncompetition Agreement”).

5.	LICENSES; TOOLS AND MATERIALS. The Consultant shall be responsible for obtaining, at the Consultant’s own expense, all licenses, permits and bonds as may be required by any federal, state or local law or regulation for the performance of the Consultant’s duties hereunder. The Company shall be responsible for supplying at its cost all necessary tools and materials to be used by the Consultant.

6.	LIMITATIONS. Nothing in this Agreement shall be construed to give the Consultant authority to represent the Company before any court or governmental or regulatory agency without the express prior written authorization of the Company. In addition, all files, books, accounts, records and other information of any nature, however recorded or stored, and related to the Company (the

“Records”) shall at all times belong to the Company and to the extent possessed by the Consultant hereunder, such possession shall be for the benefit of and as agent for the Company. The Consultant’s possession of the Records is at the will of the Company and is solely for the purpose of enabling the Consultant to perform his obligations hereunder. The Records shall be readily separable from the records of the Consultant.

7.	TERM. The term of this Agreement shall commence on May 31, 2000 and shall continue thereafter through and including the close of business on May 31, 2003 (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement for “cause,” as defined herein, by giving written notice at least 30 days in advance of its desire to terminate this Agreement for cause. The Company shall be deemed to have cause for terminating the Consultant’s engagement in the event the Consultant (i) demonstrates any dishonesty or engages in any act of moral turpitude, (ii) improperly performs or fails to perform the Services described herein, (iii) causes intentional damage to substantial property of the Company, or (iv) is unable to perform the Services because of death or a disability which renders him unable to perform the Services for 30 consecutive calendar days.

8.	MUTUAL RELEASE.

a.	Release by Consultant. The Consultant (and any of his respective heirs, agents or assigns) does hereby remise, release and forever discharge the Company and its officers, directors, shareholders, predecessors, successors, agents, counsel, trusts and assigns from any and all rights, actions, suits, debts, sums of money, accounts, causes of action, claims (however and whenever arising and whether in law or equity, and whether arising under statutory or common law of the United States or any state thereof), demands or damages of any kind (whether actual, punitive, compensatory, double, treble or nominal and whether known or unknown) arising prior to the date of this Agreement and related in any way to Consultant’s previous relationship with the Company, all to the end that any and all matters and things which are or might have been claimed now or in the future by the Consultant against the Company pursuant to any previous events that may have occurred or may occur in connection with the subject matter of their previous relationship or any prior contracts or agreements of any kind whatsoever between the Consultant and the Company are forever barred and put to rest. In addition and not in limitation of the foregoing, the Consultant does hereby release and extinguish any and all claims the parties hereto may have against the Company of any kind whatsoever prior to the execution of this Agreement.

The Consultant acknowledges that he has carefully read and reviewed this Agreement (including this paragraph 8 entitled “Mutual Release”) and has hereby been advised in writing to seek, and he has sought and received, the advice of his attorney, Larry Robbins, or other counsel, and he has had a period of 21 days within which to consult with and receive counsel from his attorney concerning the terms of this Agreement. The Consultant and the Company understand and are satisfied with the terms and contents of this Agreement and each has signed his or its name to the same as a free act and deed, and each agrees that it shall be binding upon them and their agents, attorneys, personal representatives, heirs and assigns. The Consultant has seven (7) days following the date that he executes this Agreement (the “Revocation Period”) to revoke it by notifying the Company in writing of his decision to revoke. Payments will begin to be made to Consultant pursuant to this Agreement within five (5) business days after the expiration of the Revocation Period.

b.	Release by Company. The Company does hereby remise, release and forever discharge the Consultant from any and all rights, actions, suits, debts, sums of money, accounts, causes of action, claims (however and whenever arising and whether in law or in equity, and whether arising under statutory or common law of the United States or any state thereof), demands or damages or any kind (whether actual, punitive, compensatory, double, treble or nominal, and whether known or unknown) arising prior to the date of this Agreement and related in any way to Consultant’s previous relationship with the Company, all to the end that any and all matters and things which are or might have been claimed now or in the future by the Company against the Consultant pursuant to any previous events that may have occurred or may occur in connection with the subject matter of their previous relationship or any prior contracts or agreements of any kind whatsoever between the Consultant and the Company are forever barred and put to rest. In addition and not in limitation of the foregoing, the Company does hereby release and extinguish any and all claims the parties hereto may have against the Consultant of any kind whatsoever prior to the execution of this Agreement.

9.	FEES. As compensation for the performance of the Services, concurrently with the execution of this Agreement, the Company and the Consultant shall execute the Nonqualified Stock Option Agreement dated May 15, 2000, attached hereto as Exhibit B, which grants to Consultant the option to purchase 40,000 shares of common stock upon the terms and conditions set forth therein and in the Company’s 1997 Omnibus Stock Plan. No amounts (including, without limitation, social security, federal and state withholding taxes) shall be withheld or otherwise subtracted from the compensation paid to the Consultant pursuant to this Section 9 unless required by law. In addition, the Consultant shall be reimbursed for all expenses incurred by the Consultant on behalf (and with the prior written authorization) of the Company within 15 days from the date the Consultant delivers an itemized report of such expenses, together with receipts or other evidence of payment reasonably satisfactory to the Company and its accountant.

10.	INDEMNIFICATION. The Consultant shall defend, release, indemnify and hold the Company and its directors, officers, shareholders, employees and agents and the personal representatives and assigns of each, harmless from and against any and all claims, suits, liability, costs and expenses, including, without limitation, attorneys’ fees and expenses, in connection with any act or omission of the Consultant, his employees and/or agents which arise from the provision of the Services.

11.	INSURANCE REPRESENTATIONS; WORKPLACE SAFETY. Consultant shall be solely responsible for workplace safety, shall maintain the workplace in accordance with industry standards and shall comply with all governmental (including federal, state and local) regulations. If Consultant hires employees, then Consultant agrees to maintain worker’s compensation insurance in such amount and with such carrier as the Company may reasonably request.

12.	NOTICES. All notices, demands, requests or other communications which may be or are required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by certified mail return receipt requested, postage prepaid, or sent by telefax, addressed as follows:

If to the Company:

P.O. Box 13533

Research Triangle Park, NC 27709

Attention: Mark W. Hahn, Chief Financial Officer

Telecopy: (919) 468-5052

With a copy to:

Cyrus M. Johnson, Esq.

3300 One First Union Center

301 South College Street

Charlotte, NC 28202-6025

Telecopy: (704) 338-7809

If to the Consultant:

Jeff N. Hunter

1923 Myron Drive

Raleigh, NC 27607

Telecopy: (919) 510-5095

With a copy to:

Larry Robbins, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Telecopy: (919) 781-4865

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be delivered, given or sent. Documents delivered by hand shall be deemed to have been received upon delivery; documents sent by telefax shall be deemed to have been received when the answer back is received; and documents sent by mail shall be deemed to have been received upon their receipt or at such time as delivery is refused by the addressee upon presentation.

13.	SECURITY. The Consultant agrees that he will at all times comply with all security regulations in effect from time to time at the Company’s premises or applicable outside such premises to materials belonging to the Company. The Consultant agrees not to use or disclose to any party any information, systems, equipment, ideas, processor or methods of operation observed in connection with the performance of his obligations hereunder, except as may be required by law.

14.	INDEPENDENT CONTRACTOR.

a.	Acknowledgment by the Consultant. The Consultant acknowledges and agrees that the Consultant will be treated, vis-a-vis the Company, as an independent contractor and not as an employee, agent or authorized representative of the Company. The Consultant shall have no authority to bind the Company to any contract, agreement or obligation whatsoever. The acts of the Consultant shall in no way constitute the acts of the Company, and the Consultant shall not represent to any third party that the Consultant has any express or implied authority to bind the Company to any such contract, agreement or obligation.

b.	Tax Matters. Because the Consultant is an independent contractor, the Company will not withhold from any compensation paid to the Consultant any amounts for federal or state income taxes, or social security (FICA) for the Consultant, nor will the Company pay any social security or unemployment tax with respect to the Consultant. Such taxes are the responsibility of the Consultant. The Consultant agrees to indemnify and hold the Company (including its employees, officers, directors, agents, subsidiaries or affiliates) harmless, and hereby indemnifies and hold the Company harmless, from and against any damage, claim, assessment, interest charge or penalty incurred by or charged to the Company as a result of any claim, cause of action or assessment by any federal or state government or agency for any nonpayment or late payment by the Consultant of any tax or contribution based upon compensation paid hereunder or because the Company did not withhold any taxes from compensation paid hereunder.

c.	No insurance. Consistent with the Consultant’s status as an independent contractor, the Company will not provide the Consultant with any company, individual or group insurance policy or any other kind of insurance coverage whatsoever in exchange for the Services.

15.	ASSIGNMENT AND SUCCESSORS. Neither this Agreement or any interest herein or any rights hereunder shall be sold or assigned by the Consultant, nor shall any of the duties of the Consultant hereunder be delegated to any person, firm or corporation, without prior notice to and consent of the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

16.	INTELLECTUAL PROPERTY. Consultant acknowledges the importance to the Company of its intellectual property. Consultant agrees to cooperate with the Company in any adversary proceeding challenging the scope or validity of the Company’s intellectual property position. Consultant also acknowledges that copyrightable works prepared by him within the scope of this Agreement are “works for hire” under the Copyright Act and that the Company will be considered the author of these works. Consultant agrees that all work product that (a) are developed within the scope of this Agreement using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Consultant for the Company within the scope of this Agreement, or (c) are developed within the scope of this Agreement and relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are assigned by Consultant to the Company by this Agreement.

The Company agrees that, in connection with any retail sales of Charles & Colvard created moissanite jewels that Consultant may sell directly to consumers after the execution of this Agreement and pursuant to the exclusion of the noncompetition provisions of the Nondisclosure and Noncompetition Agreement, Consultant may develop proprietary information including but not limited to trademarks, trade secrets, and copyrighted materials, and that such proprietary information shall be owned exclusively by Consultant; provided, however, that for such proprietary information developed during the Term of this Agreement, Company shall be granted a perpetual nonexclusive license to use and sublicense any such proprietary information in consideration of the compensation paid to Consultant pursuant to this Agreement.

17.	STANDARD OF CARE. The Consultant warrants that he will exercise due diligence to performance Services in a professional manner in compliance with all applicable laws and regulations and the highest ethical standards. In addition, the Consultant represents and warrants that any information which he may supply the Company during the term of this Agreement (i) will have been obtained by the Consultant lawfully and from publicly available sources and (ii) will not be confidential or proprietary to any third person. Nothing in this Agreement shall be construed as authorizing or encouraging the Consultant to obtain information for the Company in violation of any third party’s rights to copyright or trade secret protection.

18.	MISCELLANEOUS.

a.	The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only on the written consent of the Company and the Consultant.

b.	Section headings and numbers used in this Agreement are included for convenience of reference only, and, if there is any conflict between any such numbers and headings and the text of this Agreement, the text shall control. Each of the statements set forth in the premises of this Agreement is incorporated into the Agreement as a valid and binding representation of the party or parties to whom it relates.

c.	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to the choice of law principles thereof. If any dispute arises hereunder, the parties hereto agree that any suit brought by either party shall be heard in the courts of North Carolina or any federal court sitting in North Carolina, and the parties hereto consent to the jurisdiction of such courts.

d.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e.	This Agreement, together with the Stock Option Agreement and the Nondisclosure and Noncompetition Agreement herein referenced represent the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety any and all prior written or oral agreements with respect thereto including but not limited to the Employment Agreement and the Summary of Material Terms dated May 15, 2000.

f.	Neither party shall have the right under this Agreement to use the name, trademark or trade names of the other, unless prior written approval has been obtained. Any such approval or authorization shall cease upon termination of this Agreement.

IN WITNESS WHEREOF, the duly authorized representations of the parties have executed this Severance and Consulting Agreement as of the date and year first above written.

COMPANY

Charles & Colvard, Ltd.

By:	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer

CONSULTANT

/s/ Jeff N. Hunter
Jeff N. Hunter